BRADLEY C. BURNINGHAM

ATTORNEY AT LAW

455 EAST FIFTH SOUTH*SUITE 205

SALT LAKE CITY, UTAH  84111

LEONARD W. BURNINGHAM, ESQ.

TELEPHONE:  (801) 363-7411

BRANDEN T. BURNINGHAM, ESQ

FACSIMILE:  (801) 355-7126

  OF COUNSEL

November 18, 2009

PCS Edventures!.com, Inc.

345 Bobwhite Court

Boise, Idaho 83706

Re:   Opinion concerning the legality of the securities to be issued pursuant to the Registration Statement on Form S-8 to be filed by PCS Edventures!.com, Inc., an Idaho corporation

Board of Directors:

          As counsel for PCS Edventures!.com, Inc, an Idaho corporation (the “Company”), and in connection with the issuance of 4,000,000 shares of the Company’s no par value common stock (the “Securities”) to the participants in the Company’s 2009 Equity Incentive Plan (the “Plan Participants”), a copy of which is incorporated herein by reference (the “2009 Plan”), I have been asked to render an opinion as to the legality of these Securities, which are to be covered by a Registration Statement to be filed by the Company on Form S-8 of the Securities and Exchange Commission (the “Commission”), and as to which this opinion is to be filed as an exhibit.

          As you are aware, no services to be performed and billed to you which are in any way related to a “capital raising” transaction may be paid by the issuance of Securities pursuant to the 2009 Plan; and none can be services that promote or maintain a market for the Securities.  Plan Participants need to be provided with access to or copies of the 2009 Plan and all reports of the Company that have been filed with the Commission during the past 12 months.

          In connection with rendering my opinion, which is set forth below, I have reviewed and examined originals or copies of the following documents, to-wit:

          1.   Second Amended and Restated Articles of Incorporation of the Company filed with the State of Idaho on October 6, 2006;

          2.   Third Amended Bylaws dated August 29, 2006;

          3.   The Company’s reports and registration statements that have been filed with the Commission for the past 12 months;

          4.   A copy of the 2009 Plan;

          5.   A duly executed copy of the Unanimous Consent of the Board of Directors adopting the 2009 Plan; and

          6.

 A duly executed copy of the minutes of the annual meeting of shareholders of the Company held on August 27, 2009, wherein the affirmative vote of the holders of a majority of the shares of common stock that represented in person or by proxy at the annual meeting adopted the 2009 Plan.

          I have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as I have deemed reasonable, necessary or prudent under the circumstances.  Additionally, in rendering this opinion, I have reviewed various statutes and judicial precedence as I have deemed relevant or necessary.

          Further, as counsel for the Company, I have discussed the items relied upon in rendering this opinion and the documents I have examined with one or more directors and executive officers of the Company, and in all instances, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity with the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.  I have further assumed that the recipients of these Securities under the 2009 Plan will have paid the consideration required under the terms of the 2009 Plan prior to the issuance of the Securities, and that none of the services performed by the recipients shall be related to “capital raising” transactions or will be services that promote or maintain a market in the Company’s Securities.

          I have also relied on your representations that you will provide the individual Plan Participants with a copy of the 2009 Plan and have or will provide them with the website of the Commission for viewing the materials referred to in paragraphs 3 and 4 above, or will personally provide them with copies of this documentation.

          Based upon the foregoing and in reliance thereon, it is my opinion that, subject to the limitations set forth in the 2009 Plan, the Securities to be issued pursuant to the 2009 Plan will, upon their issuance and delivery to the recipients thereof, after receipt of full payment therefor, be deemed duly and validly authorized, legally issued and fully paid and non-assessable under Title 39, Chapter 1 of the Idaho Code.

          This opinion is expressly limited in scope to the Securities described herein and which are to be expressly covered by the above referenced Registration Statement and does not cover any subsequent issuances of any securities to be made in the future pursuant to any other plans, if any, pertaining to services performed in the future. Any such transactions are required to be included in a new Registration Statement or a post-effective amendment to the above referenced Registration Statement, which will be required to include a revised or a new opinion concerning the legality of the securities to be issued.

          This opinion is also subject to bankruptcy, reorganization, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

          Further, this opinion is limited to the corporate laws of the State of Idaho and the securities laws, rules and regulations of the United States, and I express no opinion with respect to the laws of any other jurisdiction.

          I consent to the filing of this opinion with the Commission as an exhibit to the above referenced Registration Statement; however, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent.

          This opinion is based upon my knowledge of the law and facts as of the date hereof, and I assume no duty to communicate with you with respect to any matter which may hereafter come to my attention.

Sincerely yours,

/s/ Bradley C. Burningham

Bradley C. Burningham

cc:      PCS Edventures!.com, Inc